EXHIBIT 99.(a)(8)

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------















                              QUESTIONS AND ANSWERS

                               ABOUT THE OFFER OF
                            TF FINANCIAL CORPORATION,
                    TO PURCHASE FOR CASH UP TO 900,000 SHARES
                     OF COMMON STOCK AT A PURCHASE PRICE OF
                           $22.50 TO $26.00 PER SHARE
























--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

         QUESTIONS AND ANSWERS ABOUT THE OFFER TO PURCHASE ITS STOCK BY
                            TF FINANCIAL CORPORATION

The following information is designed to answer frequently asked questions about the offer by TF Financial Corporation to purchase shares of its common stock. Shareholders are referred to the Offer to Purchase and Letter of Transmittal for a detailed description of the terms and conditions of the offer.

Q.   WHAT IS THIS OFFER TO PURCHASE?

A. TF Financial Corporation, ("TF Financial" or the "Company") is inviting its shareholders to tender shares of its common stock, $0.10 par value per share (the "Shares"), including the associated Preferred Share Purchase Rights (the "Rights"), at prices not in excess of $26.00 nor less than $22.50 per Share in cash, as specified by shareholders tendering their Shares, in the enclosed Letter of Transmittal (the "Offer"). The Company will determine the single per Share price, not in excess of $26.00 nor less than $22.50 per Share, net to the seller in cash (the "Purchase Price"), that it will pay for Shares, taking into account the number of Shares tendered and the prices specified by tendering shareholders. The Company will select the lowest Purchase Price that will allow it to buy 900,000 Shares (or such lesser number of Shares as are validly tendered at prices not in excess of $26.00 nor less than $22.50 per Share). This type of issuer tender offer is commonly referred to as a "Modified Dutch Auction".

Q.   WHAT IS A "MODIFIED DUTCH AUCTION?"

A. A modified dutch auction is a process whereby a company makes a direct tender offer to its own shareholders to purchase a specified number of shares of its stock within a specified price range per share. In this case, TF Financial is making a direct offer to all of its shareholders to purchase in the aggregate up to 900,000 shares of its common stock at a price not in excess of $26.00 nor less than $22.50 per share. This process allows each stockholder to elect whether he or she wishes to sell his or her stock, and the price he or she is willing to sell at within the given price range. After receiving all tendered securities at the termination of the Offer, the Company may choose the lowest price within the specified range that will permit it to purchase the amount of securities sought.

Q.   WHAT WILL BE THE FINAL PURCHASE PRICE?

A. All Shares acquired in the Offer will be acquired at the Purchase Price. The Company will select the lowest Purchase Price that will allow it buy up to 900,000 Shares. All shareholders tendering at or below the Purchase Price will receive the same amount. For example, if 500,000 Shares are tendered at $22.50 per Share, 400,000 Shares are tendered at $23.50 per Share and 350,000 Shares are tendered at $24.50 per Share, 900,000 Shares will be purchased at $23.50 per Share from the persons who tendered at $22.50 through $23.50 per Share, and the 350,000 Shares tendered at $24.50 per Share will be returned and not purchased.

Q. WHAT WILL HAPPEN IF MORE THAN 900,000 SHARES ARE TENDERED AT OR BELOW THE PURCHASE PRICE?

A. In the event more than 900,000 Shares are tendered at or below the Purchase Price, the Company will, upon the terms and subject to the conditions of the Offer, accept Shares for purchase first from Odd Lot Holders (as defined in the Offer to Purchase) who validly tender and do not withdraw their Shares at or below the Purchase Price and then on a pro rata basis from all other stockholders whose Shares are validly tendered and not withdrawn at or below the Purchase Price.

Q.   AT WHAT PRICE MAY I TENDER MY SHARES?

A. Stockholders may elect to tender their Shares in increments of 1/8th of a dollar starting at $22.50 per Share up to and including $26.00 per Share. The election as to the number of Shares and the price a shareholder is willing to tender are to be indicated on the Letter of Transmittal.

Q.   DO I HAVE TO SELL MY STOCK TO THE COMPANY?

A. No. No shareholder is required to tender any of his or her stock for sale to the Company. Each shareholder may individually elect to sell part or all of his or her stock at the price he or she specifies between no less than $22.50 nor more than $26.00 per Share.

Q.   HOW MUCH STOCK IS THE COMPANY ATTEMPTING TO PURCHASE?

A. The Company is offering to purchase up to 900,000 Shares of its 4,088,432 Shares outstanding or 22% of the outstanding stock.

Q.   WHAT IF THE TERMS OF THE OFFER CHANGE?

A. In the event the terms of the Offer are materially changed, the Company will generally give notice of the change and, under certain circumstances, the expiration date will be extended up to 10 business days from such notice, and shareholders will be able to change or withdraw their tender during such extension.

Q.   WHAT HAPPENS IF I DO NOT TENDER MY STOCK TO THE COMPANY TO PURCHASE?

A. Nothing will happen if you do not tender any or all of your Shares. Your Shares will remain outstanding without a change in the terms or ownership rights. You will continue to own the same number of Shares without any adjustment, and you will continue to receive the same dividend and voting rights. However, since the Company will purchase up to 900,000 of its outstanding Shares, the percentage of the outstanding stock which you own will increase since the number of outstanding Shares will be reduced.

Q.   CAN I TENDER PART OF MY STOCK AT DIFFERENT PRICES?

A. Yes, you can elect to tender part of your stock at one price and an additional amount at a second price. For example, if you owned 1,500 Shares, you could tender 500 Shares at $22.50 per Share, 500 Shares at $23.50 per Share and keep the remaining 500 Shares. If you tender part of your stock at more than one price, you must use a separate Letter of Transmittal for each price. However, you can not tender the same Shares at different prices. In the prior example, the stockholder owning 1,500 Shares can not tender 1,500 Shares at $22.50 per Share and 1,500 Shares at $23.50 per Share.

Q.   IS THERE A BROKERAGE FEE?

A. No. The Company will purchase stock directly from each shareholder at the Purchase Price without the use of a broker.

Q.   CAN I CHANGE OR CANCEL MY TENDER?

A. You may increase or decrease the number of Shares and/or price indicated in the Letter of Transmittal or withdraw it entirely up until October 27, 1997 unless the Offer is extended. Generally after October 27, 1997, you cannot. If you desire to change or withdraw your tender, you are responsible to make certain that a valid withdrawal is received by 5:00 p.m., Eastern time on October 27, 1997. Except as discussed in the Offer to Purchase, tenders are irrevocable after the October 27, 1997 deadline.

Q.   HOW CAN I GET MORE INFORMATION?

A. If you have a question, please call our Information Agent, MacKenzie Partners, Inc. at (800) 322- 2885.


This brochure is neither an offer to purchase nor a solicitation of an offer to sell securities. The offer to purchase the stock of the Company is made only by the TF Financial Corporation Offer to Purchase document dated September 26, 1997 and the related Letter of Transmittal.